EXHIBIT 10.51

April 7, 2010

Manish Singh, Ph.D., MBA

President and Chief Executive Officer

ImmunoCellular Therapeutics, Ltd.

21900 Burbank Blvd, 3rd Floor

Woodland Hills, CA 91367

Re: Scarsdale Equities LLC to serve as the non-exclusive placement agent (“Placement Agent”) for ImmunoCellular Therapeutics, Ltd. (the “Company”) for the purpose of offering and selling up to $12 million of securities (the “Securities”).

Dear Manish:

This letter agreement (the “Agreement”) will confirm the engagement of Scarsdale Equities LLC to serve as the non-exclusive placement agent (“Placement Agent”) for ImmunoCellular Therapeutics, Ltd (the “Company”) for the purpose of offering and selling up to $12 million of securities (the “Securities”) of the Company to the potential investors identified pursuant to Section 9 below (the “Private Investment in Public Entity”, herein “PIPE”).

This Agreement is based upon the following terms and conditions:

1. Responsibilities. The responsibilities of the Placement Agent shall be the following:

(a)	Assist and advise the Company with respect to the appropriate corporate, management and capital structures to facilitate the PIPE in the US markets;

(b)	Advise the Company with respect to suitable pricing, timing and deal size for the PIPE including valuation recommendations provided by the company;

(c)	Use its best efforts to arrange for purchase, by accredited and/or qualified institutional investors, of the Securities in the PIPE;

(d)	If desired by the Company, arrange for the opening, management and maintenance of the escrow account, if necessary, into which the funds received for the purchase of the Securities will be deposited prior to closing;

(e)	Provide such other financial and advisory services relating to the PIPE as the Company and the Placement Agent agree are appropriate under the circumstances

(f)	Comply and ensure that all affiliates, brokers and other persons associated with the PIPE comply with all laws, regulations and standards applicable to the PIPE.

2. Compensation and Fees. The Company shall pay to the Placement Agent the following compensation with respect to the PIPE:

(a)	A good faith retainer fee of $10,000 shall be paid upon execution of this agreement. An additional good faith retainer of $15,000 shall be paid as detailed below provided in the Company’s sole judgment good faith efforts and material progress has been achieved by the Placement Agent:

i.	$7,500 on 30 days after execution

ii.	$7,500 on 60 days after execution

(b)	All monies raised by the Placement Agent in PIPE of any equity and convertible instrument bridge capital financing shall earn the following cash and warrant fees (the “Fees”).

i.	Cash Fee of Six percent (6%), in an equity or convertible financing minus any retainer fees paid as described in 2 (a), and

ii.	Warrants of Six percent (6%) in an equity or convertible financing. Such warrants shall have the same terms as the warrants issued to the investors.

(c)	An accountable expense allowance to cover reasonable out-of-pocket expenses incurred to include, but not be limited to, due diligence and offering presentation purposes including legal and consulting services, escrow agent payments if any, cost of supplies, copying and mailing, other offering expenses and road show expenses; except for Placement Agent legal and consultant expenses which shall not exceed $2000.00 without company’s written permission , permission will be requested from the Company for individual expense items in excess of $50; Placement Agent will submit expense items from time to time to the Company, which items will be promptly reimbursed.

(d)	In the event the Company negotiates and accepts capital in excess of $12 million from investors or investor groups introduced by the Placement Agent, the compensation terms described in 2. (b i. & ii.) above shall apply.

(e)	The Company shall have the right, at their sole and complete discretion, to reject any investment proposal, without further obligation to the Placement Agent.

(f)	Transactions and expenses defined in this Placement will be realized via wire using Account Number 890-051238-5: The Bank of New York, ABA: 021 000 018, Beneficiary: Pershing LLC, Account Number: 890-051238-5, Ultimate Beneficiary: Scarsdale Equities LLC with Ultimate Beneficiary Account: AXC-890313. For incoming wires from foreign banks in USD currency use SWIFT code IRVTUS3N. Please send Wire confirmation number on the day of wire to hfitzgerald@scarsdale-equities.com.

(g)	All fees and expenses shall be paid in US dollars. If applicable the foreign exchange conversion rate in to dollars shall be based upon the five days moving average at the time of the transaction date.

3. Use of Affiliated and Associated Broker-Dealers. In performing its responsibilities, the Placement Agent may utilize the services of other broker-dealers, provided that such broker dealers are registered as a “broker dealer” under federal and state securities laws and any other applicable laws promulgated by the Financial Industry Regulatory Authority (“FINRA”) and similarly situated governing bodies. So as to facilitate the

Company’s timely filings of Form D, the Placement Agent will provide the Company a listing of any and all “broker dealers” who solicited investors in connection with the PIPE and the states in which they solicited investors immediately after any investment of the PIPE has been completed. The parties acknowledge that the Placement Agent shall be responsible to ensure that any such broker-dealer complies with all applicable laws and the terms of any agreement between the Placement Agent and the Company. The parties agree that the Placement Agent shall be responsible for payment of any compensation to any such entities and that the Company will not compensate these entities or reimburse any expenses incurred by them in connection with performance of such duties.

4. Access to Information and Accuracy of Information. The Company shall provide the Placement Agent with all information reasonably requested and available, and access to its senior management, auditors, legal counsel and consultants as may reasonably be necessary. In carrying out our responsibilities, the Placement Agent will necessarily rely on information prepared or supplied by the Company. Placement Agent will consult with the Company in planning the PIPE and will review with the Company and its counsel the final revisions of the PIPE Documents (“Placement Documents”), including the PIPE Memorandum, investor questionnaire, and such local securities laws compliance as may be required as a result of PIPE of the Securities. All documents to be used in the Placement shall be reviewed by Placement Agent prior to use by the Company in making offers or sales. The Company will have primary responsibility for the preparation and contents of the Placement Documents. The Company will also be responsible for updating and supplementing the Placement Documents prior to closing as required.

5. Term and Exclusivity. The engagement hereunder shall terminate upon the final closing or 12 months from the execution of the Agreement provided the Placement Agent performs its duties in good faith and the agreement is not terminated prior by the company on its sole discretion. The Company agrees to use the Placement Agent as its non-exclusive agent in collaboration with other agents for all capital financings for the first twelve month during which this Agreement is in effect.

6. Not an Underwriter. The parties acknowledge that the Placement Agent is not to act as an underwriter of the Company’s securities whether in connection with the PIPE or in the future, unless subsequently mutually agreed.

7. No Guarantee. The Placement Agent has agreed to perform the services hereunder on a “best efforts” basis. Placement Agent does not make any guarantee as to the successful completion of the PIPE.

8. Representations, Warranties and Covenants of the Company. The Company represents and warrants as follows:

(a) The Company is duly organized and validly existing as a Corporation under the laws of The State of Delaware and has all requisite authority to own its property and conduct its business as currently conducted, to offer the Securities in the US markets and enter into this Agreement.

(b) The Securities will be offered and sold by the Company in compliance with an exemption from registration of the Securities Act of 1933 as amended and in compliance with all other securities laws and regulations. The Company will file appropriate notices with the Securities and Exchange Commission and with other applicable securities authorities.

(c) The Memorandum will disclose all material information required to be disclosed to investors under applicable securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Memorandum or necessary to make the statements therein not misleading; provided, however, that these representations and warranties do not extend to written material furnished to the Company by Placement Agent relating to Placement Agent expressly for use in the Memorandum. Except as may be disclosed in the Memorandum, there are no obligations or liabilities, contingent or otherwise, that would be reasonably likely to result in any claims against the Company except for those in the ordinary course of business or that would not be reasonably likely to have a material adverse effect on the Company.

(d) The Company will not offer for sale or sell any additional securities unless, in the opinion of the Company’s counsel, such offer or sale does not violate the registration and qualification requirements under applicable securities laws in regard to the PIPE.

(e) The execution, delivery and performance of this Agreement will not violate any provision of the Articles of the Company or any agreement or other instrument to which the Company is a party or by which it is bound. Any necessary approvals, governmental and private, will be obtained by the Company prior to any closing.

9. Covenants by the Placement Agent and the Company. The Placement Agent will maintain and supply to the Company from time to time a list of the potential investors (a) that held a discussion with the Placement Agent or the Company regarding the Company and the PIPE, or (b) who invested in the PIPE (collectively, the “Potential Investors”). If within twelve months from the final closing date of the Securities, the Company accepts investments, whether equity or otherwise, from any of the Potential Investors that the Placement Agent so introduced to the Company, the Company will pay the Placement Agent the Success Fee. The terms in this paragraph do not apply to future public equity offerings of the Company. It is understood that current Company investors will not be subject to the provisions of this paragraph.

10. Publicity. The Company will agree, if requested by the Placement Agent, to include a reference to the Placement Agent in any press release or other public communication issued by the Company with respect to the PIPE.

11. Miscellaneous. This Agreement, including Exhibit A attached, contains the entire agreement between the Company and the Placement Agent concerning the engagement of the Placement Agent by the Company, and any modifications to this Agreement or any waiver of any term or condition hereof will not be binding unless approved in writing by both parties. This Agreement may be executed in several counterparts, all of which taken together shall constitute one (1) single agreement between the Parties hereto. Proof of a validly executed counterpart may be sent to the other party hereto via facsimile or email.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

Please confirm that the foregoing is in accordance with your understandings and agreements with the Placement Agent by signing and returning to us this Agreement.

Very truly yours,	SCARSDALE EQUITIES LLC

	By:	/s/ Francis A. Mlynarczyk
Mr. Francis A. Mlynarczyk, Jr.
Chief Executive Officer Scarsdale Equities LLC Member FINRA 10 Rockefeller Plaza Suite 720 New York NY 10020

Agreed to and Accepted:

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh
Manish Singh, Ph.D., MBA
President and Chief Executive Officer ImmunoCellular Therapeutics, Ltd. 21900 Burbank Blvd, 3rd Floor Woodland Hills, CA 91367

Exhibit A

In consideration of the agreement of Placement Agent to act on behalf of the Company pursuant to the attached Agreement, the Company agrees to indemnify and hold harmless Placement Agent, its affiliates (within the meaning of the Securities Act of 1933), and each of their respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (Placement Agent and each such other person or entity are hereinafter referred to as an “Indemnified Person”), from and against any losses, damages, expenses and liabilities (collectively “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof, including enforcement of this agreement (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”), as they may be incurred (including all reasonable legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened Action, and notwithstanding the absence of a final determination as set forth below as to the Company’s obligation to reimburse an Indemnified Person for such Losses and the possibility that such payments might later be held to have been improper) to which any of them may become subject and which are related to or arise out of any act, omission, transaction or event contemplated by the Agreement. The Company will not, however, be responsible under the foregoing provisions with respect to any Losses to the extent that it shall have been finally determined by a court of competent jurisdiction in accordance with the terms of the Agreement that such Losses resulted primarily from actions taken or omitted to be taken by an Indemnified Person due to its gross negligence or willful misconduct, and in such event the Placement Agent will so indemnify the Company and its affiliates. To the extent that any prior payment has been made by the Company to such Indemnified Person is so determined to have been improper by reason of such Indemnified Person’s gross negligence or willful misconduct, such Indemnified Person shall promptly pay such amount to the Company, together with interest, at the prime rate announced from time to time by U.S. Bank, N.A.

If the indemnity referred to in this Exhibit A should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Company on the other hand in connection with the transaction or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Person, respectively, and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with any transaction exceed the amount of the fee actually received by Placement Agent pursuant to the Engagement Letter. The respective relative benefits received by Placement Agent and the Company in connection with any transaction shall be deemed to be in the same proportion as the aggregate fee paid to Placement Agent in connection with the transaction bears to the total consideration of the transaction. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Company and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act.

The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly, related to or arising out of the Agreement, except Losses incurred by the Company which it shall have been finally determined by arbitration in accordance with the terms of the Agreement to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to its gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, shall any person be liable for any consequential, indirect, incidental or special damages of any nature arising hereunder. The Company agrees that without Placement Agent’s prior written consent it shall not settle any pending or threatened claim, action, suit or proceeding related to the Agreement unless the settlement also includes an express unconditional release of all Indemnified Persons from all liability and obligations arising therefrom, or the Company reaffirms its obligations to indemnify for or contribute to Losses incurred by any unreleased Indemnified Person as herein provided.

Promptly after its receipt of notice of the commencement of any action, any Indemnified Person will, if a claim in respect thereof is to be made against the Company hereunder, notify in writing the Company of the commencement thereof; but omission so to notify the Company will not relieve the Company from any liability hereunder which it may have to any Indemnified Person unless the delay in such notification shall have resulted in such Liabilities. If the Company so elects, the Company may assume the defense of such Action in a timely manner, including the employment of counsel (reasonably satisfactory to Placement Agent) and payment of expenses, provided the Company provides to Placement Agent evidence reasonably satisfactory to Placement Agent that the Company will have the financial resources to conduct such defense actively and diligently and permits Placement Agent and counsel retained by Placement Agent at its expense to participate in such defense. Notwithstanding the foregoing, in the event Placement Agent determines in its sole discretion that it is advisable for the Indemnified Persons to be represented by separate counsel, then Placement Agent may employ on behalf of the Indemnified Persons a single separate counsel to represent or defend such Indemnified Persons in such action, claim, proceeding or investigation and Placement Agent will pay the fees and disbursements of such separate counsel as incurred.

In the event of any fundamental change involving the corporate structure of the Company, such as by merger, plan of exchange or sale of all or substantially all of its assets, any executory obligations of the Company in this engagement letter shall, if not assumed by operation of law, be assumed by contract by the acquiring entity or arrangements made to protect the interests of Placement Agent reasonably satisfactory to Placement Agent.

If multiple claims are brought against Placement Agent in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, the Company agrees that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for.

The obligations of the Company referred to above shall be in addition to any rights that any Indemnified Person may otherwise have